Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Kevin Frain
Chief Financial Officer
Barnes & Noble.com
212-414-6093
kfrain@book.com

BARNES & NOBLE.COM AGREES TO
GOING PRIVATE TRANSACTION AT $3.05 PER SHARE

NEW YORK, NY (January 8, 2004) — Barnes & Noble.com (NASDAQ: BNBN) announced today that it has signed a definitive merger agreement with Barnes & Noble, Inc. (NYSE: BKS). Under the terms of the merger, the holders of Barnes & Noble.com outstanding common stock, other than Barnes & Noble, B&N.com Holding Corp. and their respective subsidiaries, will receive $3.05 per share in cash for their shares, and Barnes & Noble.com will become a privately held company, wholly owned by Barnes & Noble. The aggregate consideration payable in the merger (including consideration in respect of “in-the-money” options) would be approximately $150 million, which places the total equity value of Barnes & Noble.com at approximately $513 million.

The transaction has been unanimously approved by the board of directors of Barnes & Noble.com, following the unanimous recommendation of a special committee of independent directors of the board. During the course of its deliberations, the special committee has been advised by Dewey Ballantine LLP as legal advisor and Credit Suisse First Boston LLC as financial advisor.

Barnes & Noble.com also announced today that, in connection with entering into the merger agreement, the shareholder lawsuits previously filed against Barnes & Noble.com and Barnes & Noble with respect to the proposed merger have been settled, subject to customary conditions, including court approval.

The closing of the merger is expected in late first quarter or early second quarter of fiscal 2004, with the exact timing dependent on the review and clearance of necessary filings by the Securities and Exchange Commission (the “SEC”). Barnes & Noble.com will file proxy materials with the SEC for a special meeting of stockholders to vote on the proposed merger. Barnes & Noble, which controls approximately 96.6% of the voting power of Barnes & Noble.com, has committed to vote in favor of the merger.

The announcement of the merger agreement described above is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares to Barnes & Noble.com. Barnes & Noble.com intends to file and deliver all forms, proxy statements, notices and documents required under state and federal law regarding the proposed acquisition. Barnes & Noble.com will be filing preliminary proxy materials with the SEC for the special meeting of stockholders to be held to vote on the proposed merger. Upon satisfactory completion of the SEC’s review and comment on the preliminary proxy materials, Barnes & Noble.com will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail to Barnes & Noble.com’s stockholders definitive proxy materials. Before making any voting or investment decisions, investors and security holders of Barnes & Noble.com are urged to read the definitive proxy materials regarding the acquisition carefully in their entirety, when they become available, because they will contain important information about the proposed transaction, including, among other things, the recommendation of Barnes & Noble.com’s board of directors in respect of the merger. Copies of the definitive proxy materials and any amendments or supplements thereto may be obtained without charge, as they become available, at the SEC’s website at http://www.sec.gov or at Barnes & Noble.com’s website at http://www.barnesandnoble.com/ir. Investors and stockholders also may obtain a free copy of the definitive proxy statement, when it becomes available, and other documents filed with, or furnished to, the SEC from Barnes & Noble.com by directing a written request to Barnes & Noble.com, 76 Ninth Avenue, New York, NY 10011; Attn. Investor Relations, Kevin M. Frain.

Barnes & Noble.com, its directors, executive officers and certain members of management and employees may be deemed to be participants in the solicitation of proxies from Barnes & Noble.com’s stockholders in favor of the approval of the transaction. Information regarding such officers and directors and their ownership of Barnes & Noble.com common stock is set forth in Barnes & Noble.com’s Proxy Statement on Schedule 14A for its 2003 Annual Meeting of shareholders, filed with the SEC on June 6, 2003.

ABOUT BARNES & NOBLE.COM

Barnes & Noble.com is a leading Internet-based retailer of books, music, DVD/video and online courses. Since opening its online store (www.bn.com) in March 1997, Barnes & Noble.com has attracted more than 15.8 million customers in 230 countries. Barnes & Noble.com’s bookstore includes the largest in-stock selection of in-print book titles with access to approximately one million titles for immediate delivery, supplemented by more than 30 million listings from its nationwide network of out-of-print, rare and used book dealers. Barnes & Noble.com offers its customers fast delivery, easy and secure ordering, and rich editorial content.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements regarding expectations of the company. These statements are based on the beliefs of the management of the company as well as assumptions made by and information currently available to the management of the company. Such statements reflect the current views of the company with respect to future events, the outcomes of which are subject to certain risks, including among others general economic and market conditions, changes in product demand, the growth rate of Internet usage and e-commerce, possible disruptions in the company’s computer or telephone systems, possible increases in shipping rates or interruptions in shipping service, effects of competition, the level and volatility of interest rates, the performance of the company’s new product initiatives, the successful integration of acquired businesses, unanticipated adverse litigation results or effects, product shortages, changes in tax and other governmental rules and regulations applicable to the company and other factors, risks and uncertainties more specifically set forth in the company’s public filings with the SEC. The forward-looking statements herein speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in the company’s expectations or any changes in events, conditions, or circumstances on which any such statement is based. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein.